EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
Streicher Mobile Fueling, Inc.

We consent to the incorporation by reference in this registration statement of Streicher Mobile Fueling, Inc., on Forms S-8 (Nos. 333-84275 and 333-79801) and S-3 (Nos. 333-30950, 333-30952 and 333-84273) of our report dated March 24,
2000, relating to the consolidated balance sheets of Streicher Mobile Fueling, Inc. and subsidiaries as of January 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended, and the related schedule, which report appears in the January 31, 2000 Annual Report on Form 10-K of Streicher Mobile Fueling, Inc.


Fort Lauderdale, Florida
May 15, 2000